EXHIBIT 11


CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES

COMPUTATION OF PER COMMON SHARE EARNINGS
(In Thousands, Except Per Share Data)


_______________________________________________________________________________
                                                                      Per Share
                                                Net Income    Shares    Amount*
_______________________________________________________________________________
For the three months ended March 31, 1998
EARNINGS PER COMMON SHARE -- BASIC
Income from continuing operations.........      $138,033      93,008     $1.48
Loss from discontinued energy
  marketing services operations...........       (17,238)                 (.18)
Loss on disposal of energy
  marketing services operations...........       (42,900)                 (.46)
                                                 _______     _______     _____
NET INCOME................................      $ 77,895      93,008     $ .84
                                                ========     =======     =====

EARNINGS PER COMMON SHARE -- DILUTED
Income from continuing operations.........      $138,033      93,008
Effect of dilutive securities:
  Exercise of stock options...............                       604
  Vesting of performance shares...........                       369
  Conversion of 7 1/4% Convertible
  Subordinated Debentures.................         1,578       2,490
                                                ________      ______
Income from continuing operations,
  as adjusted.............................       139,611      96,471     $1.45
Loss from discontinued energy
  marketing services operations...........       (17,238)                 (.18)
Loss on disposal of energy marketing
  services operations.....................       (42,900)                 (.45)
                                                ________     _______     _____
NET INCOME, AS ADJUSTED                          $79,473      96,471     $ .82
                                                 =======     =======     =====
_______________________________________________________________________________

For the three months ended March 31, 1997
EARNINGS PER COMMON SHARE -- BASIC
Income from continuing operations.........      $173,028      94,593     $1.83
Loss from discontinued energy
 marketing services operations............        (1,537)                 (.02)
Loss on disposal of energy
 marketing services operations............            -                     -
                                                ________     _______     _____
NET INCOME................................      $171,491      94,593     $1.81
                                                ========     =======     =====

EARNINGS PER COMMON SHARE -- DILUTED
Income from continuing operations.........      $173,028      94,593
Effect of dilutive securities:
  Exercise of stock options...............                       652
  Vesting of performance shares...........                       354
  Conversion of 7 1/4% Convertible
  Subordinated Debentures.................         3,014       4,559
                                                ________     _______
Income from continuing operations,
  as adjusted.............................       176,042     100,158     $1.76
Loss from discontinued energy
  marketing services operations...........        (1,537)                 (.02)
Loss on disposal of energy marketing
  services operations.....................            -                     -
                                                ________     _______     _____
NET INCOME, AS ADJUSTED                         $174,505     100,158     $1.74
                                                ========     =======     =====
_______________________________________________________________________________
*Prior year per share amounts have been restated in conformity with SFAS No.
 128.